Exhibit 10.13(b)

FIRST AMENDMENT

THIS FIRST AMENDMENT (this “Amendment”) is made and entered into as of November 28, 2012, by and between CA-10880 WILSHIRE LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), and PUMA BIOTECHNOLOGY, INC., a Delaware corporation (“Tenant”).

RECITALS

A.

Landlord and Tenant are parties to that certain lease dated October 4, 2011 (the “Original Lease”), as previously amended by Commencement Letter dated January 10, 2012 (as amended, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 13,254 rentable square feet (the “Existing Premises”) described as Suite No. 2150 on the 21st floor of the building commonly known as 10880 Wilshire Boulevard located at 10880 Wilshire Boulevard, Los Angeles, California (the “Building”).

B.

The parties wish to expand the Premises (defined in the Lease) to include additional space, containing approximately 3,572 rentable square feet described as Suite No. 2050 on the 20th floor of the Building and shown on Exhibit A attached hereto (the “Suite 2050 Expansion Space”), on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Suite 2050 Expansion.

1.1.

Effect of Suite 2050 Expansion.  Effective as of the Suite 2050 Expansion Effective Date (defined in Section 1.2 below), the Premises shall be increased from 13,254 rentable square feet on the 21st floor to 16,826 rentable square feet on the 20th and 21st floors by the addition of the Suite 2050 Expansion Space, and, from and after the Suite 2050 Expansion Effective Date, the Existing Premises and the Suite 2050 Expansion Space shall collectively be deemed the Premises. The term of the Lease for the Suite 2050 Expansion Space (the “Suite 2050 Expansion Term”) shall commence on the Suite 2050 Expansion Effective Date and, unless sooner terminated in accordance with the Lease, end on the last day of the term of the Lease for the Existing Premises (which the parties acknowledge is December 31, 2018). From and after the Suite 2050 Expansion Effective Date, the Suite 2050 Expansion Space shall be subject to all the terms and conditions of the Lease except as provided herein. Except as may be expressly provided herein, (a) Tenant shall not be entitled to receive, with respect to the Suite 2050 Expansion Space, any allowance, free rent or other financial concession granted with respect to the Existing Premises, and (b) no representation or warranty made by Landlord with respect to the Existing Premises shall apply to the Suite 2050 Expansion Space.

1.2.	Suite 2050 Expansion Effective Date. As used herein, “Suite 2050 Expansion Effective Date” means December 15, 2012.

1.3.

Confirmation Letter.    At any time after the Suite 2050 Expansion Effective Date, Landlord may deliver to Tenant a notice substantially in the form of Exhibit C attached hereto, as a confirmation of the information set forth therein, which Tenant shall execute and return to Landlord within five (5) days after receiving it. If Tenant fails to execute and return (or reasonably object in writing to) such notice within five (5) days after receiving it, Tenant shall be deemed to have executed and returned it without exception.

2.	Base Rent. With respect to the Suite 2050 Expansion Space during the Suite 2050 Expansion Term, the schedule of Base Rent shall be as follows:

Period During Suite 2050 Expansion Term	Annual Rate Per Square Foot	Monthly Base Rent

December 15, 2012 through December 31, 2012	$40.80	$6,882.11 (17 days x $404.83)
January 1, 2013 through December 31, 2013	$40.80	$12,144.80
January 1, 2014 through December 31, 2014	$42.02	$12,507.95
January 1, 2015 through December 31, 2015	$43.28	$12,883.01
January 1, 2016 through December 31, 2016	$44.58	$13,269.98
January 1, 2017 through December 31, 2017	$45.92	$13,668.85
January 1, 2018 through December 31, 2018	$47.30	$14,079.63

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

Base Rent Abatement.  Notwithstanding anything in this Lease to the contrary, so long as Tenant is not in Default (as defined in Section 19 of the Original Lease) under the Lease, Tenant shall be entitled to an abatement of Base Rent in the amount of $12,144.80 per month applicable to the period commencing January 1, 2013 ending June 30, 2013. The total amount of Base Rent abated in accordance with the foregoing shall equal $72,868.80 (the “Abated Base Rent”). Only Base Rent shall be abated pursuant to this Section, and all Additional Rent (as defined in Section 3 of the Original Lease) and other costs and charges specified in this Amendment and the Lease shall remain as due and payable pursuant to the provisions of this Amendment and the Lease.

3.

Security Deposit.  Concurrently with Tenant’s execution of this Amendment, Tenant shall deliver to Landlord, a Security Deposit in the amount of $36,434.00. Such Security Deposit shall be subject to the terms and conditions set forth in Section 21 of the Lease; provided, however, if no Default has occurred hereunder prior to December 31, 2014, Landlord shall reduce the Security Deposit effective as of January 1, 2015 by an amount equal to $12,883.01, which sum shall be applied as a credit against Base Rent for January, 2015. In addition, provided no Default has occurred hereunder prior to December 31, 2015, Landlord shall reduce the Security Deposit effective as of January 1, 2016 by an amount equal to $13,269.98, which sum shall be applied as a credit against Base Rent for January, 2016. If Tenant has been in Default under the Lease at any time prior to the effective date of any such reduction of the Security Deposit and Tenant has failed to cure such Default within any applicable cure period, then Tenant shall have no further right to reduce the amount of the Security Deposit as described herein.

4.	Tenant’s Share. With respect to the Suite 2050 Expansion Space during the Suite 2050 Expansion Term, Tenant’s Share shall be 0.6075%.

5.

Expenses and Taxes.   With respect to the Suite 2050 Expansion Space during the Suite 2050 Expansion Term, Tenant shall pay for Tenant’s Share of Expenses and Taxes in accordance with the terms of the Lease; provided, however, that, with respect to the Suite 2050 Expansion Space during the Suite 2050 Expansion Term, the Base Year for Expenses and Taxes shall be calendar year 2013.

6.	Improvements to Suite 2050 Expansion Space.

6.1.

Condition and Configuration of Suite 2050 Expansion Space.   Tenant acknowledges that it has inspected the Suite 2050 Expansion Space and agrees to accept it in its existing condition and configuration (or in such other condition and configuration as any existing tenant of the Suite 2050 Expansion Space may cause to exist in accordance with its lease), without any representation by Landlord regarding its condition or configuration and without any obligation on the part of Landlord to perform or pay for any alteration or improvement, except as may be otherwise expressly provided in this Amendment.

6.2.

Responsibility for Improvements to Suite 2050 Expansion Space.    Tenant shall be entitled to perform improvements to the Suite 2050 Expansion Space, and to receive an allowance from Landlord for such improvements, in accordance with Exhibit B attached hereto.

7.

Other Pertinent Provisions.   Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

7.1.

Parking.    With respect to the Suite 2050 Expansion Space during the Suite 2050 Expansion Term subject to Sections 1.9 and 24 of the Original Lease, as amended herein, Tenant shall have the right, but not the obligation, to lease up to 4 additional unreserved parking passes. Prior to the Suite 2050 Expansion Effective Date, Tenant shall notify Landlord in writing of the number of additional unreserved parking passes which Tenant initially elects to lease during the Suite 2050 Expansion Term. Thereafter, Tenant may increase or decrease the number of additional unreserved parking passes to be used by Tenant pursuant to this Section 7.1 upon a minimum of 30 days prior written notice to Landlord. Tenant shall pay Landlord the current rate of $180.00 per additional unreserved parking pass per month, plus applicable taxes, if any. Such unreserved parking rate shall be subject to increase from time to time to reflect the prevailing market rates consistently charged in the Parking Facility.

8.	Miscellaneous.

8.1.

This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Tenant shall not be entitled, in connection with entering into this Amendment, to any free rent, allowance, alteration, improvement or similar economic incentive to which Tenant may have been entitled in connection with entering into the Lease, except as may be otherwise expressly provided in this Amendment.

8.2.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

8.3.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

8.4.

Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered it to Tenant.

8.5.

The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

8.6.

Tenant shall indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers (other than L.A. Realty Partners) claiming to have represented Tenant in connection with this Amendment. Landlord shall indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers (other than L.A. Realty Partners) claiming to have represented Landlord in connection with this Amendment. Tenant acknowledges that any assistance rendered by any agent or employee of any affiliate of Landlord in connection with this Amendment has been made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

8.7.	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver it on behalf of the party hereto for which such signatory is acting.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

CA-10880 WILSHIRE LIMITED PARTNERSHIP, a Delaware limited partnership

By:	EOP Owner GP L.L.C., a Delaware limited liability company, its general partner

	By:	/s/ Frank Campbell
		Name:	Frank Campbell
		Title:	Market Managing Director

TENANT:

PUMA BIOTECHNOLOGY, INC., a Delaware corporation

By:	/s/ Alan H. Auerbach
Name:	Alan H. Auerbach
Title: Chief Executive Officer and President

By:	/s/ Charles Eyler
Name:	Charles Eyler
Title: Senior Vice President – Finance & Treasurer

EXHIBIT A

OUTLINE AND LOCATION OF SUITE 2050 EXPANSION SPACE

EXHIBIT B

WORK LETTER

As used in this Exhibit B (this “Work Letter”), the following terms shall have the following meanings: “Agreement” means the Amendment of which this Work Letter is a part. “Tenant Improvements” means all improvements to be constructed in the Suite 2050 Expansion Space pursuant to this Work Letter. “Tenant Improvement Work” means the construction of the Tenant Improvements, together with any related work (including demolition) that is necessary to construct the Tenant Improvements.

1	ALLOWANCE.

 1.1      Allowance.    Tenant shall be entitled to a one-time tenant improvement allowance (the “Allowance”) in the amount of $35,720.00 (i.e., $10.00 per rentable square foot of the Suite 2050 Expansion Space) to be applied toward the Allowance Items (defined in Section 1.2 below). Tenant shall be responsible for all costs associated with the Tenant Improvement Work, including the costs of the Allowance Items, to the extent such costs exceed the lesser of (a) the Allowance, or (b) the aggregate amount that Landlord is required to disburse for such purpose pursuant to this Work Letter. Notwithstanding any contrary provision of this Agreement, if Tenant fails to use the entire Allowance be December 31, 2013, the unused amount shall revert to Landlord and Tenant shall have no further rights with respect thereto.

 1.2       Disbursement of Allowance.

1.2.1     Allowance Items.  Except as otherwise provided in this Work Letter, the Allowance shall be disbursed by Landlord only for the following items (the “Allowance Items”): (a) the fees of Tenant’s architect and engineers, if any, and any Review Fees (defined in Section 2.3 below); (b) plan- check, permit and license fees relating to performance of the Tenant Improvement Work; (c) the cost of performing the Tenant Improvement Work, including after hours charges, testing and inspection costs, freight elevator usage, hoisting and trash removal costs, and contractors’ fees and general conditions; (d) the cost of any change to the base, shell or core of the Suite 2050 Expansion Space or Building required by Tenant’s plans and specifications (the “Plans”) (including if such change is due to the fact that such work is prepared on an unoccupied basis), including all direct architectural and/or engineering fees and expenses incurred in connection therewith; (e) the cost of any change to the Plans or Tenant Improvement Work required by Law; (f) the Coordination Fee (defined in Section 2.3 below); (g) sales and use taxes; and (h) all other costs expended by Landlord in connection with the performance of the Tenant Improvement Work.

1.2.2     Disbursement.      Subject to the terms hereof, Landlord shall make monthly disbursements of the Allowance for Allowance Items as follows:

1.2.2.1  Monthly Disbursements.  Not more frequently than once per calendar month, Tenant may deliver to Landlord: (i) a request for payment of Tenant’s contractor, approved by Tenant, in AIA G-702/G-703 format or another format reasonably requested by Landlord, showing the schedule of values, by trade, of percentage of completion of the Tenant Improvement Work, detailing the portion of the work completed and the portion not completed (which approved request shall be deemed Tenant’s approval and acceptance of the work and materials described therein); (ii) copies of all third-party contracts (including change orders) pursuant to which the Tenant Improvement Work has been performed, including paid invoices from all parties providing labor or materials to the Suite 2050 Expansion Space; (iii) executed conditional mechanic’s lien releases from all parties providing labor or materials to the Premises (along with unconditional mechanic’s lien releases for any prior payments made pursuant to this paragraph) satisfying California Civil Code § 3262(d); and (iv) all other information reasonably requested by Landlord. Within 30 days after receiving such materials, Landlord shall deliver a check to Tenant, payable jointly to Tenant and its contractor, in the amount of the lesser of (a) the amount requested by Tenant pursuant to the preceding sentence, less a 10% retention (the aggregate amount of such retentions shall be referred to in this Work Letter as the “Final Retention”), or (b) the amount of any remaining portion of the Allowance (not including the Final Retention). Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work or materials described in Tenant’s payment request.

1.2.2.2  Final Retention.    Subject to the terms hereof, Landlord shall deliver to Tenant a check for the Final Retention within 30 days after the latest of (a) the completion of the Tenant Improvement Work in accordance with the approved plans and specifications; (b) Landlord’s receipt of (i) copies of all third-party contracts (including change orders) pursuant to which the Tenant

Improvement Work has been performed, including paid invoices from all parties providing labor or materials to the Suite 2050 Expansion Space; (ii) executed unconditional mechanic’s lien releases satisfying California Civil Code §§ 3262(d) and 3262(d)(4); (iii) a certificate from Tenant’s architect, in a form reasonably acceptable to Landlord, certifying that the Tenant Improvement Work has been substantially completed; (iv) evidence that all governmental approvals required for Tenant to legally occupy the Suite 2050 Expansion Space have been obtained; and (v) any other information reasonably requested by Landlord; (c) Tenant’s delivery to Landlord of “as built” drawings (in CAD format, if requested by Landlord); or (d) Tenant’s compliance with Landlord’s standard “close-out” requirements regarding city approvals, closeout tasks, Tenant’s contractor, financial close-out matters, and Tenant’s vendors. Landlord’s payment of the Final Retention shall not be deemed Landlord’s approval or acceptance of the work or materials described in Tenant’s payment requests.

2	MISCELLANEOUS.

 2.1      Applicable Lease Provisions.   Without limitation, the Tenant Improvement Work shall be subject to Sections 7.2, 7.3 and 8 of the Original Lease.

 2.2      Plans and Specifications.     Landlord shall provide Tenant with notice approving or disapproving any proposed plans and specifications for the Tenant Improvement Work within the Required Period (defined below) after the later of Landlord’s receipt thereof from Tenant or the mutual execution and delivery of this Agreement. As used herein, “Required Period” means (a) 15 business days in the case of construction drawings, and (b) 10 business days in the case of any other plans and specifications (including a space plan). Any such notice of disapproval shall describe with reasonable specificity the basis of disapproval and the changes that would be necessary to resolve Landlord’s objections.

 2.3      Review Fees: Coordination Fee.  Tenant shall reimburse Landlord, upon demand, for any fees reasonably incurred by Landlord for review of the Plans by Landlord’s third party consultants (“Review Fees”). In consideration of Landlord’s coordination of the Tenant Improvement Work, Tenant shall pay Landlord a fee (the “Coordination Fee”) in an amount equal to five percent (5%) of the cost of the Tenant Improvement Work.

 2.4      Tenant Default.    Notwithstanding any contrary provision of this Agreement, if Tenant defaults under this Agreement before the Tenant Improvement Work is completed, then (a) Landlord’s obligations under this Work Letter shall be excused, and Landlord may cause Tenant’s contractor to cease performance of the Tenant Improvement Work, until such default is cured, and (b) Tenant shall be responsible for any resulting delay in the completion of the Tenant Improvement Work.

 2.5      Other.  This Work Letter shall not apply to any space other than the Suite 2050 Expansion Space.